EXHIBIT 99.1
FOR MORE INFORMATION, CONTACT:
Gayle Challinor
The Signature Agency
Phone: 800-870-8700/919-878-8989
Stephen M. Elliston
Advanced Viral Research Corp.
Phone: 914-376-7383
Fax: 919-878-3939
FOR RELEASE
December 4, 2007 6:00 a.m. EST
Former Assets of Cetek Corporation Acquired by ADVR
YONKERS, NY — Advanced Viral Research Corp. (OTC Bulletin Board: ADVR), a research based biopharmaceutical company dedicated to anti-cancer drug discovery and development, today announced the acquisition of certain assets originally owned by Cetek Corporation, a Boston based biopharmaceutical company. These assets were recently transferred to the founding scientists at Cetek. The agreement includes rights to two new anti-cancer compounds as well as a proprietary high-throughput affinity based drug screening technology referred to as AFP. In addition, ADVR will receive rights to a diverse microbial culture library for screening potential drug candidates. Under terms of the agreement, employment contracts have been signed with three former Cetek senior scientists. The three scientists joining ADVR are Dr. Vincent Gullo as Chief Scientific Officer, Dr. Dallas Hughes as Vice President of Research, and Dr. Yuriy Dunayevskiy as Research Fellow.
Terms of the acquisition include upfront closing consideration of cash and ADVR stock. Additional royalties and payments will be made upon achievements of stated milestones, such as financing and FDA approval.
The acquisition furthers ADVR’s tightly focused mission to develop small molecule anti-cancer drugs.
“Affinity based purification (AFP) technology is a highly versatile high-throughput screening technology with a proven capacity for screening potential drug candidates against virtually any soluble disease target. AFP technology has been successfully employed at Cetek to select lead compounds. With a primary focus in oncology, the AFP technology provides a powerful tool to detect and separate biologically active anti-cancer compounds from natural occurring sources such as fungi and bacteria,” said Stephen M. Elliston, President and Chief Executive Officer of ADVR.
According to Elliston, “AFP technology will also aid in the development of our lead product, AVR118. One of our goals is to identify AVR118 molecular targets as a means to better understand its biological effects as well as to develop new and potentially more potent formulations that are specific for certain disease states such as anorexia or fatigue.”
“This acquisition represents an important milestone for ADVR. In addition to supplementing its pipeline with two new compound leads, we gain three senior scientists with a wealth of successful biopharmaceutical experience behind them,” added Elliston.
Advanced Viral Research Corp. is a New York biopharmaceutical company dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for cancer, and for controlling the symptoms associated with cancer and other serious diseases. Its initial compound AVR118 represents a new class of cytoprotective agent that targets, among other things, cachexia related disorders. AVR118 has been shown to have topical wound healing properties in animal models. Various degenerative conditions associated with body wasting (cachexia) such as cancer, HIV-AIDS and chronic inflammation are potential disease targets for AVR118 therapy.
Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of AVR118 or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
For further information regarding Advanced Viral Research Corp., please visit the website at http://www.adviral.com.

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